Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Digimarc Corporation:

We consent to the incorporation by reference in the registration statement (No. 001-34108) on Form 10 and (No.333-154524) on Form S-8 of Digimarc Corporation of our reports dated February 24, 2012, with respect to the balance sheets of Digimarc Corporation as of December 31, 2011 and December 31, 2010 and the related statements of operations, shareholders’ equity, and cash flows for the years then ended, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of Digimarc Corporation.

/s/ KPMG LLP

Portland, Oregon

February 24, 2012